Exhibit 99.1

Investor Contact: Megan McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

Scott Doyle named Chief Operating Officer of Spire Inc.

Experienced leader brings more than 25 years of utility industry experience to Spire

ST. LOUIS (January 9, 2024) - Spire Inc. (NYSE: SR) today announced that Scott Doyle has been named executive vice president and chief operating officer, effective January 15, 2024. In this role, Scott will have oversight of the company’s gas utilities serving more than 1.7 million customers across Alabama, Missouri and Mississippi.

Scott brings more than 25 years of utility industry experience to Spire, most recently serving as executive vice president, utility operations at CenterPoint Energy in Houston, Texas. Prior to this role, Scott held numerous executive leadership positions of increasing responsibility in natural gas operations and regulatory and public affairs.

“We are extremely fortunate to have someone with Scott's background join our team at Spire. Scott and I have been associates in this industry for many years, and he will be a great leader as we continue to grow,” said Steve Lindsey, Spire president and chief executive officer. “His deep experience in capital deployment, regulatory strategy and operational leadership across multiple functions supports our 10-year plan, as we focus on investing in our systems and driving continuous improvement throughout our operations.”

Scott currently serves on the board of directors of Goodwill Industries of Houston and has previously held board positions with the American Gas Association, American Gas Foundation, Southern Gas Association, Central Indiana Corporate Partnership and the Association of Electric Companies of Texas.

In addition, he serves on the Engineering Advisory Council of Texas A&M University, where he earned a bachelor’s degree in civil engineering.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related business segments include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.